Exhibit 1.1

DUKE REALTY CORPORATION

(an Indiana Corporation)

DUKE REALTY LIMITED PARTNERSHIP

(an Indiana Limited Partnership)

5.5% Senior Notes due 2016

TERMS AGREEMENT

Dated: February 22, 2006

To:                              Duke Realty Corporation

Duke Realty Limited Partnership

600 East 96th Street, Suite 100

Indianapolis, IN  46240

Attention:  Mr. Dennis D. Oklak

Ladies and Gentlemen:

We (the “Underwriter”) understand that Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership”), proposes to issue and sell $125,000,000 aggregate principal amount of its 5.5% Senior Notes due 2016 (the “Underwritten Securities,” as such term is used in the Underwriting Agreement referred to below). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriter offers to purchase the Underwritten Securities at the purchase price set forth below.

Underwriter	Principal Amount Of Underwritten Securities
Deutsche Bank Securities Inc..	$125,000,000

Total:	$125,000,000

The Underwritten Securities shall have the following terms:

Title of securities:  5.5% Senior Notes due 2016.

Currency:  U.S. Dollars.

Principal amount to be issued:  $125,000,000.

Current ratings:  Moody’s Investors Service, Inc: Baa1; Standard & Poor’s Rating Service: BBB+.

Interest rate:  5.5 % per annum.

Interest payment dates:  March 1 and September 1, beginning September 1, 2006.

Stated maturity date:  March 1, 2016.

Redemption or repayment provisions:  The Underwritten Securities shall be redeemable by the Operating Partnership, in whole or in part, at any time at a redemption price equal to the principal amount of the Underwritten Securities being redeemed plus the Make-Whole Amount, on the terms set forth in the Indenture, dated as of September 19, 1995 (the “Base Indenture”), between the Operating Partnership and J.P. Morgan Trust Company, National Association, as successor trustee (the “Trustee”) and a Supplemental Indenture, to be dated as of March 1, 2006 between the Operating Partnership and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture” with respect to the Underwritten Securities contemplated by the Underwriting Agreement”).

Delayed Delivery Contracts: Not authorized.

Initial public offering price:  99.386% of the principal amount, plus accrued interest, if any, from the date of issuance.

Purchase price:  Solely for purposes of the offering of the Underwritten Securities, Section 2(b) of the Underwriting Agreement shall be amended and restated in its entirety as follows:

(b)                                 The price to be paid by the Underwriter for the Underwritten Securities is 98.258% of their principal amount of the Underwritten Securities. The obligation of the Underwriter to purchase and pay for $112,400,000 aggregate principal amount of the Underwritten Securities (the “Exchange Portion”) shall be satisfied through the delivery of $100,000,000 aggregate principal amount of the Operating Partnership’s Puttable Reset Securities (PURS) due March 1, 2016 (the “PURS”) plus $19,456 in cash, and the obligation of the Underwriter to purchase and pay for the remaining $12,600,000 aggregate principal amount of the Underwritten Securities (the “Cash Portion”) shall be satisfied through the delivery of $12,380,560 in cash. The Underwriter shall deliver the PURS and the cash consideration to the Operating Partnership in exchange for, and against delivery of, the Underwritten Securities. Such deliveries shall be made at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, or at such other place as shall be agreed upon by the Underwriter and the Operating Partnership, at 9:30 a.m. (Eastern time) on the fifth business day after the date hereof (unless postponed in accordance with the provisions of this Agreement), or such other time not later than ten business days after such date as shall be agreed upon by the Underwriter and the Operating Partnership (such time and date being herein called “Closing Time”).

The payment for the Cash Portion of the Underwritten Securities shall be made to the Operating Partnership by wire transfer of immediately available funds to a bank account designated by the Operating Partnership.

Other terms:  The Underwritten Securities shall be in the form of Exhibit A to the Supplemental Indenture.

Underwriting Agreement:  Except as expressly provided herein, all the provisions contained in the document attached as Annex A hereto entitled “Duke Realty Corporation and Duke Realty Limited Partnership — Common Stock, Preferred Stock, Depositary Shares and Debt Securities -  Underwriting Agreement”, dated January 5, 2006, are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined. Notices to the Underwriter shall be directed to Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: Keith DeLeon.

Notwithstanding the foregoing, solely with respect to the offering of the Underwritten Securities, Section 9 of the Underwriting Agreement shall be amended and restated in its entirety as follows:

SECTION 9.                                Termination of Agreement

(a)          With respect to the Exchange Portion of the Underwritten Securities, the Underwriter may terminate this Agreement by notice to the Operating Partnership at any time at or prior to Closing Time if trading generally on either the New York Stock Exchange or the American Stock Exchange has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by either of said Exchanges or by order of the Securities and Exchange Commission (the “Commission”) or any other governmental authority, or if a banking moratorium has been declared by either Federal, New York or Indiana authorities, or if there has occurred a material disruption in commercial banking or securities settlement or clearance services in the United States.

(b)         With respect to the Cash Portion of the Underwritten Securities, the Underwriter may terminate this Agreement, by notice to the Operating Partnership, at any time at or prior to Closing Time (i) if there has been, since the date of this Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change, affecting the Duke Group as a whole, in the condition, financial or otherwise, or in the earnings, assets, business affairs or business prospects of any entity belonging to the Duke Group or of any Property, whether or not arising in the ordinary course of business; or (ii) if there has occurred any material adverse change in the financial markets in the United States, or any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic condition, in each case the effect of which is such as to make it, in judgement of the Underwriter, impracticable or inadvisable to (x) commence or continue the offering of the Underwritten Securities to the public, or (y) enforce contracts for the sale of the Underwritten Securities; or (iii) if trading in the common stock of the Company has been suspended by the Commission or if trading generally on either the New York Stock Exchange or the American Stock Exchange has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by either of said Exchanges or by order of the Commission or any other governmental authority, or if a banking moratorium has been declared by either Federal, New York or Indiana authorities, or if there has occurred a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) if the rating assigned by any nationally recognized statistical rating organization to any long-term debt securities of the Operating Partnership or the Company as of the date of this Agreement shall have been lowered since such date or if any such rating organization shall have publicly announced that it has placed any long-term debt securities of the Operating Partnership or the Company on what is commonly termed a “watch list” for possible downgrading. As used in this Section 9(b), the term “Prospectus” means the Prospectus in the form first used to confirm sales of the Underwritten Securities.

(c)          In the event of any such termination (x) the covenants set forth in Section 3 with respect to any offering of Underwritten Securities shall remain in effect so long as any Underwriter owns any such Underwritten Securities purchased from the Operating Partnership pursuant to this Agreement and (y) the covenant set forth in Section 3(i) hereof, the provisions of Section 4 hereof, the indemnity and contribution agreements set forth in Sections 6 and 7 hereof, and the provisions of Sections 8 and 13 hereof shall remain in effect.

(d)         Please accept this offer no later than 5 o’clock P.M. (New York City time) on February 22, 2006 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

		By:	/s/ Erich Mauff
Name: Erich Mauff
Title: Managing Director

		By:	/s/ Nigel Cree
Name: Nigel Cree
Title: Managing Director

Accepted:

DUKE REALTY CORPORATION

By:	/s/ Howard L. Feinsand
Name: Howard L. Feinsand
Title: Executive Vice President, General Counsel and Secretary

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION
General Partner

By:	/s/ Howard L. Feinsand
Name: Howard L. Feinsand
Title: Executive Vice President, General Counsel and Secretary